Exhibit 99.1

KFx Announces Plant Site Selection and Additional Funding from Investors

Denver, CO, June 28, 2004 -- KFx Inc. (AMEX:KFX) announced today it will be locating its first commercial plant at the Fort Union site near Gillette, Wyoming.

"We had set the end of June as the deadline for final selection of our site for the initial commercial K-Fuel(TM) plant," said Ted Venners, Chairman and CEO of KFx. "We have pursued permitting and engineering at both the Buckskin and Fort Union sites in parallel as we worked through final site evaluation and related issues."

"The end of June date is very important to us so that we can avoid any further delays to our schedule for construction and production of K-Fuel(TM)," continued Venners. "Due to governmental and other business delays associated with the Buckskin site, it became clear that the best option is to locate the first plant at Fort Union. The Fort Union site can also be more readily and less expensively expanded to a larger plant than the Buckskin location," stated Venners.

KFx purchased the Fort Union mine site last month. The location includes approximately 1000 acres of land, a rail loop with load out facilities, a coal crusher, related buildings, water disposal wells and about 500,000 tons of remaining coal reserves. The initial plant will produce 750,000 tons per year of K-Fuel(TM). The raw coal input will be purchased from adjacent mines.

"We are continuing to work with the owners of Buckskin mine to pursue the development of an 8 million tons per year K-Fuel(TM) plant at that site in the future," added Venners.

KFx also announced that it has closed agreements with two investors who will exercise warrants to purchase 3.8 million shares of common stock and pay KFx $10.6 million in cash. As consideration for this transaction, KFx has agreed to issue them new warrants to purchase 1.3 million shares at an exercise price of $11.00 per share for a term of two years.

"We are pleased with this continuing support of KFx and its plans for the future," said Venners. "We are mindful of the need for a healthy balance sheet that supports a prudent but aggressive growth pace while at the same time limiting dilution to our current shareholders. We believe that these transactions meet this criteria", he concluded.

About KFx

KFx provides cost-effective solutions to help the electricity industry increase energy production while meeting emissions standards. Through its patented K-Fuel(TM) process, KFx transforms abundant U.S. reserves of sub-bituminous coal and lignite into clean, affordable, efficient energy supplies. For more information on KFx, visit www.kfx.com.

Forward-looking Statements

Statements in this news release that relate to future plans or projected results of KFx or the Company are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the 'safe harbor' provisions of the PSLRA. The Company's actual results may vary materially from those described in any 'forward-looking statement' due to, among other possible reasons, the realization of any one or more of the risk factors described in the Company's Annual Report on Form 10-K, or in any of its other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

INFORMATION CONTACT: 303-293-2992